EXHIBIT 10.5

THIS AMENDMENT TO FACILITIES AND SUPPORT SERVICES AGREEMENT is effective as of January 1, 2008 between Tecogen Inc., a Delaware corporation (“Tecogen”), and American DG Energy Inc., a Delaware corporation (“ADG Energy”).

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby reaffirm all of the provisions of the Facilities and Support Services Agreement, dated  January 1, 2006 (the “Agreement”), except that the following paragraphs shall be substituted for the corresponding paragraphs in the Agreement.

1.             Office and Infrastructure

Tecogen will provide to ADG Energy the following office and infrastructure support services for a period from the date of this Agreement through the Termination Date (as such term is defined in Section 2 below):

(a)           Office Space. Approximately 1,199 allocated square feet of space in Tecogen’s offices located at 45 First Avenue, Waltham, Massachusetts 02451 (the “Building”), which shall include three (3) offices and a shared conference room. Tecogen will also provide ADG Energy with water, sewer, electrical, phones and other utility services, heating, ventilation and air-conditioning, and cleaning and janitorial services. Tecogen may change the space in the Building occupied by ADG Energy from time to time during the term of this Agreement. Tecogen will provide such space and services at a flat rate of $2,053.00 per month. If additional space is provided, this flat fee will increase at an annual rate of $15.93 per square foot for any additional office space and $12.96 per square foot for any additional manufacturing space. Copy machine usage, office supplies, postage and shipping, secretarial & receptionist services, Internet service, telephone support and IT support are not included in the monthly rate and will be billed separately.

(c)           Insurance and Employee Benefit Plans. To the extent it is able to do under its then current plans and policies, Tecogen will include ADG Energy as a covered entity under its liability, property and casualty, workers compensation and other applicable business insurance policies. Tecogen will allow ADG Energy employees to participate in Tecogen’s medical and dental insurance plans, and other group insurance plans for its employees, including life, AD&D, and short and long-term disability plans. The costs of these insurance programs will be charged to ADG Energy on an actual cost basis when available, or in the case of general insurance be allocated to ADG Energy for it’s pro rata share of the premiums. Management of the plans will be carried out jointly by both companies and with no charge to each other.

(g)           Exclusivity: ADG Energy shall be granted exclusive representation rights to the Tecogen Cogeneration Product in the New England States, and Tecogen shall be granted exclusive representation rights to the ADG Energy Cogeneration Product in California. The relevant portions of Tecogen’s standard rep agreement shall apply except where in conflict with this agreement. ADG Energy will be eligible for split commissions for cogeneration and chiller products as presented in Tecogen’s standard rep agreement.

2.             Term

                The term of the Agreement, as amended hereby, commenced as of the effective date for one year, renewable annually upon mutual written agreement.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

Dated: April 1, 2008 (but effective as set forth above).

TECOGEN INC.	AMERICAN DG ENERGY INC.

/s/ Robert A. Panora	/s/ Barry J. Sanders
President	President